EXHIBIT 99.2



            MIDAMERICAN ENERGY HOLDINGS COMPANY

               INDEX TO FINANCIAL STATEMENTS





                                                           PAGE NO.

Consolidated Statements of Income
  For the Years Ended December 31, 1998, 1997 and 1996....      2

Consolidated Statements of Comprehensive Income
  For the Years Ended December 31, 1998, 1997 and 1996....      3

Consolidated Balance Sheets
  As of December 31, 1998 and 1997........................      4

Consolidated Statements of Cash Flows
  For the Years Ended December 31, 1998, 1997 and 1996....      5

Consolidated Statements of Capitalization
  As of December 31, 1998 and 1997........................      6

Consolidated Statements of Retained Earnings
  For the Years Ended December 31, 1998, 1997 and 1996....      7

Notes to Consolidated Financial Statements................      8

Report of Independent Accountants.........................     36

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31
                                                         -----------------------------------------
                                                            1998           1997           1996
                                                         -----------    -----------    -----------
OPERATING REVENUES
Regulated electric ....................................  $ 1,169,810    $ 1,126,300    $ 1,099,008
Regulated gas .........................................      429,870        536,306        536,753
Nonregulated ..........................................      340,470        306,931        275,443
                                                         -----------    -----------    -----------
                                                           1,940,150      1,969,537      1,911,204
                                                         -----------    -----------    -----------
OPERATING EXPENSES
Regulated:
  Cost of fuel, energy and capacity ...................      225,736        235,760        234,317
  Cost of gas sold ....................................      243,451        346,016        345,014
  Other operating expenses ............................      460,937        429,794        350,174
  Maintenance .........................................      107,891         98,090         88,621
  Depreciation and amortization .......................      182,211        170,540        164,592
  Property and other taxes ............................       99,163        101,317         92,630
                                                         -----------    -----------    -----------
                                                           1,319,389      1,381,517      1,275,348
                                                         -----------    -----------    -----------
Nonregulated:
  Cost of sales .......................................      236,761        276,711        249,453
  Other ...............................................      103,784         34,583         37,004
                                                         -----------    -----------    -----------
                                                             340,545        311,294        286,457
                                                         -----------    -----------    -----------
    Total operating expenses ..........................    1,659,934      1,692,811      1,561,805
                                                         -----------    -----------    -----------

OPERATING INCOME ......................................      280,216        276,726        349,399
                                                         -----------    -----------    -----------
NON-OPERATING INCOME
Interest income .......................................        9,857          5,318          4,012
Dividend income .......................................       10,251         13,792         16,985
Realized gains and losses on securities, net ..........       11,204          7,798          1,895
Other, net ............................................        4,877         15,891         (9,781)
                                                         -----------    -----------    -----------
                                                              36,189         42,799         13,111
                                                         -----------    -----------    -----------
FIXED CHARGES
Interest on long-term debt ............................       80,908         89,898        102,909
Other interest expense ................................       14,611         10,034         10,941
Preferred dividends of subsidiaries ...................       12,932         14,468         10,689
Allowance for borrowed funds ..........................       (3,377)        (2,597)        (4,212)
                                                         -----------    -----------    -----------
                                                             105,074        111,803        120,327
                                                         -----------    -----------    -----------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES .      211,331        207,722        242,183
INCOME TAXES ..........................................       80,013         68,390         98,422
                                                         -----------    -----------    -----------
INCOME FROM CONTINUING OPERATIONS .....................      131,318        139,332        143,761
                                                         -----------    -----------    -----------
DISCONTINUED OPERATIONS
Income (Loss) from operations (net of income taxes) ...            -           (118)         2,117
Loss on disposal (net of income taxes) ................            -         (4,110)       (14,832)
                                                         -----------    -----------    -----------
                                                                   -         (4,228)       (12,715)
                                                         -----------    -----------    -----------

NET INCOME ............................................  $   131,318    $   135,104    $   131,046
                                                         ===========    ===========    ===========

AVERAGE COMMON SHARES OUTSTANDING .....................       94,038         98,058        100,752

EARNINGS PER COMMON SHARE - BASIC:
Continuing operations..................................  $      1.40    $      1.42    $      1.43
Discontinued operations ...............................            -          (0.04)         (0.13)
                                                         -----------    -----------    -----------
Earnings per average common share......................  $      1.40    $      1.38    $      1.30
                                                         ===========    ===========    ===========
EARNINGS PER COMMON SHARE - DILUTED:
Continuing operations..................................  $      1.39    $      1.42    $      1.43
Discontinued operations ...............................            -          (0.04)         (0.13)
                                                         -----------    -----------    -----------
Earnings per average common share......................  $      1.39    $      1.38    $      1.30
                                                         ===========    ===========    ===========

DIVIDENDS DECLARED PER SHARE...........................  $      1.20    $      1.20    $      1.20
                                                         ===========    ===========    ===========

The accompanying notes are an integral part of these statements.

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31
                                                          ---------------------------------
                                                             1998         1997       1996
                                                          ---------    --------   ---------

NET INCOME ............................................   $ 131,318    $135,104   $ 131,046
                                                          ---------    --------   ---------

OTHER COMPREHENSIVE INCOME, NET
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) during period .......     (14,743)    223,927       1,501
  Less reclassification adjustment for realized gains
    (losses) reflected in net income during period ....      11,204       7,787      (4,612)
                                                          ---------    --------   ---------
                                                            (25,947)    216,140       6,113
Income tax expense (benefit) ..........................      (9,002)     75,567       2,468
                                                          ---------    --------   ---------

    Other comprehensive income (loss), net ............     (16,945)    140,573       3,645
                                                          ---------    --------   ---------

COMPREHENSIVE INCOME ..................................   $ 114,373    $275,677   $ 134,691
                                                          =========    ========   =========



The accompanying notes are an integral part of these statements.

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                         AS OF DECEMBER 31
                                                                     ------------------------
                                                                        1998          1997
                                                                     ----------    ----------
ASSETS
UTILITY PLANT
Electric ........................................................    $4,255,058    $4,084,920
Gas .............................................................       786,169       756,874
                                                                     ----------    ----------
                                                                      5,041,227     4,841,794
Less accumulated depreciation and amortization ..................     2,426,564     2,275,099
                                                                     ----------    ----------
                                                                      2,614,663     2,566,695
Construction work in progress ...................................        26,369        55,418
                                                                     ----------    ----------
                                                                      2,641,032     2,622,113
                                                                     ----------    ----------

POWER PURCHASE CONTRACT .........................................       150,401       173,107
                                                                     ----------    ----------

CURRENT ASSETS
Cash and cash equivalents .......................................         9,221        10,468
Receivables, less reserves of $5,480 and $347, respectively .....       211,241       207,471
Inventories .....................................................        94,771        86,091
Other ...........................................................        46,360        18,452
                                                                     ----------    ----------
                                                                        361,593       322,482
                                                                     ----------    ----------

INVESTMENTS AND NONREGULATED PROPERTY, NET ......................       777,543       799,524
                                                                     ----------    ----------

OTHER ASSETS ....................................................       403,364       360,865
                                                                     ----------    ----------

TOTAL ASSETS ....................................................    $4,333,933    $4,278,091
                                                                     ==========    ==========

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders' equity .....................................    $1,200,950    $1,301,286
MidAmerican preferred securities, not subject to
  mandatory redemption ..........................................        31,759        31,763
Preferred securities, subject to mandatory redemption:
  MidAmerican preferred securities ..............................        50,000        50,000
  MidAmerican-obligated preferred securities of subsidiary trust
    holding solely MidAmerican junior subordinated debentures ...       100,000       100,000
Long-term debt (excluding current portion) ......................       975,563     1,034,211
                                                                     ----------    ----------
                                                                      2,358,272     2,517,260
                                                                     ----------    ----------

CURRENT LIABILITIES
Notes payable ...................................................       364,895       138,054
Current portion of long-term debt ...............................       106,430       144,558
Current portion of power purchase contract ......................        15,034        14,361
Accounts payable ................................................       172,779       145,855
Taxes accrued ...................................................       106,732        92,629
Interest accrued ................................................        16,185        22,355
Other ...........................................................        71,598        43,641
                                                                     ----------    ----------
                                                                        853,653       601,453
                                                                     ----------    ----------

OTHER LIABILITIES
Power purchase contract .........................................        68,093        83,143
Deferred income taxes ...........................................       733,331       756,920
Investment tax credit ...........................................        77,421        83,127
Other ...........................................................       243,163       236,188
                                                                     ----------    ----------
                                                                      1,122,008     1,159,378
                                                                     ----------    ----------

TOTAL CAPITALIZATION AND LIABILITIES ............................    $4,333,933    $4,278,091
                                                                     ==========    ==========

The accompanying notes are an integral part of these statements.

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          YEARS ENDED DECEMBER 31
                                                                  -------------------------------------
                                                                    1998          1997          1996
                                                                  ---------     ---------     ---------
NET CASH FLOWS FROM OPERATING ACTIVITIES
Net income ...................................................    $ 131,318     $ 135,104     $ 131,046
Adjustments to reconcile net income to net cash provided:
  Depreciation and amortization ..............................      203,464       197,454       190,511
  Net decrease in deferred income taxes and
    investment tax credit, net ...............................      (24,917)      (71,191)       (7,894)
  Amortization of other assets ...............................       41,518        33,761        20,541
  Loss from discontinued operations ..........................            -         4,228        12,715
  Gain on sale of securities, assets and other investments ...      (24,433)       (9,996)      (10,132)
  Other-than-temporary decline in value of investments .......          273         3,795        15,566
  Impact of changes in working capital, net of effects
    from discontinued operations .............................       32,456        32,973       (53,752)
  Other ......................................................       (1,872)       (3,883)       22,786
                                                                  ---------     ---------     ---------
    Net cash provided ........................................      357,807       322,245       321,387
                                                                  ---------     ---------     ---------

NET CASH FLOWS FROM INVESTING ACTIVITIES
Utility construction expenditures ............................     (193,354)     (166,932)     (154,198)
Quad Cities Nuclear Power Station decommissioning trust fund .      (11,409)       (9,819)       (8,607)
Deferred energy efficiency expenditures ......................            -       (12,258)      (20,390)
Nonregulated capital expenditures ............................      (48,213)      (14,066)      (55,788)
Purchase of real estate brokerage companies...................     (107,571)            -             -
Purchase of securities .......................................     (143,324)     (159,770)     (198,947)
Proceeds from sale of securities .............................      217,459       180,890       243,290
Proceeds from sale of assets and other investments ...........       38,165        57,433        33,285
Investment in discontinued operations ........................            -       181,321        (5,984)
Other investing activities, net ..............................       (3,618)       (1,360)        8,308
                                                                  ---------     ---------     ---------
  Net cash provided (used) ...................................     (251,865)       55,439      (159,031)
                                                                  ---------     ---------     ---------

NET CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid ........................................     (113,144)     (117,605)     (120,770)
Issuance of long-term debt, net of issuance cost .............      193,414             -        99,500
Retirement of long-term debt, including reacquisition cost ...     (302,531)     (122,300)     (136,616)
Reacquisition of preferred shares ............................           (4)           (6)      (58,176)
Reacquisition of common shares ...............................     (101,765)      (96,618)            -
Issuance of preferred shares, net of issuance cost ...........            -             -        96,850
Increase (decrease) in MidAmerican Capital Company
  unsecured revolving credit facility ........................            -      (174,500)       44,500
Cash inflows (outflows) of accounts receivable securitization.      (10,000)       70,000             -
Net increase (decrease) in notes payable .....................      226,841       (23,936)      (22,810)
                                                                  ---------     ---------     ---------
  Net cash used ..............................................     (107,189)     (464,965)      (97,522)
                                                                  ---------     ---------     ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .........       (1,247)      (87,281)       64,834
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ...............       10,468        97,749        32,915
                                                                  ---------     ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR .....................    $   9,221     $  10,468     $  97,749
                                                                  =========     =========     =========

ADDITIONAL CASH FLOW INFORMATION:
Interest paid, net of amounts capitalized ....................    $  92,080     $  96,805     $ 107,179
                                                                  =========     =========     =========
Income taxes paid ............................................    $ 100,958     $ 130,521     $  85,894
                                                                  =========     =========     =========

The accompanying notes are an integral part of these statements.

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                   AS OF DECEMBER 31
                                                                         ----------------------------------------
                                                                              1998                   1997
                                                                         -----------------     ------------------
COMMON SHAREHOLDERS' EQUITY
Common shares, no par; 350,000,000 shares authorized;
    91,201,582 and 95,300,882 shares outstanding, respectively.......    $  724,778            $   753,873
Retained earnings....................................................       355,000                409,296
Accumulated other comprehensive income, net..........................       121,172                138,117
                                                                         ----------            -----------
                                                                          1,200,950  50.9%       1,301,286  51.7%
                                                                         ----------  -----     -----------  -----
MIDAMERICAN  PREFERRED  SECURITIES  (100,000,000  SHARES AUTHORIZED)
Cumulative shares outstanding not subject to mandatory redemption:
  $3.30 Series, 49,451 and 49,481 shares, respectively...............         4,945                  4,948
  $3.75 Series, 38,305 and 38,310 shares, respectively...............         3,831                  3,831
  $3.90 Series, 32,630 shares .......................................         3,263                  3,263
  $4.20 Series, 47,362 and 47,369 shares, respectively...............         4,736                  4,737
  $4.35 Series, 49,945...............................................         4,994                  4,994
  $4.40 Series, 50,000 shares........................................         5,000                  5,000
  $4.80 Series, 49,898 shares........................................         4,990                  4,990
                                                                           --------             ----------
                                                                             31,759   1.4%          31,763   1.2%
                                                                           --------   ----      ----------  -----
Cumulative shares outstanding; subject to mandatory redemption:
  $5.25 Series, 100,000 shares.......................................        10,000                 10,000
  $7.80 Series, 400,000 shares.......................................        40,000                 40,000
                                                                          ---------             ----------
                                                                             50,000   2.1%          50,000   2.0%
                                                                          ---------  -----      ----------  -----
MIDAMERICAN-OBLIGATED PREFERRED SECURITIES
MidAmerican-obligated mandatorily redeemable cumulative
  preferred  securities of subsidiary trust holding solely
  MidAmerican junior subordinated debentures:
  7.98% Series, 4,000,000 shares.....................................       100,000   4.2%         100,000   4.0%
                                                                          ---------   ----     ----------- ------

LONG-TERM DEBT
MidAmerican mortgage bonds:
  7.875% Series, due 1999............................................             -                 60,000
  6% Series, due 2000................................................        35,000                 35,000
  6.75% Series, due 2000.............................................        75,000                 75,000
  7.125% Series, due 2003............................................       100,000                100,000
  7.70% Series, due 2004.............................................        55,630                 55,630
  7% Series, due 2005................................................        90,500                 90,500
  7.375% Series, due 2008............................................        75,000                 75,000
  8% Series, due 2022................................................             -                 50,000
  7.45% Series, due 2023.............................................         6,940                  6,940
  8.125% Series, due 2023............................................             -                100,000
  6.95% Series, due 2025.............................................        12,500                 12,500
MidAmerican pollution control revenue obligations:
  5.15% to 5.75% Series, due periodically through 2003...............         7,704                  8,064
  5.95% Series, due 2023 (secured by general mortgage bonds).........        29,030                 29,030


The accompanying notes are an integral part of these statements.

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       AS OF DECEMBER 31
                                                                            -------------------------------------------
                                                                                  1998                    1997
                                                                            -----------------        ------------------
LONG-TERM DEBT (CONTINUED)
    Variable rate series -
       Due 2016 and 2017, 3.7%........................................      $  37,600                $  37,600
       Due 2023 (secured by general mortgage bonds, 3.7%).............         28,295                   28,295
       Due 2023, 3.7%.................................................          6,850                    6,850
       Due 2024, 3.7%.................................................         34,900                   34,900
       Due 2025, 3.7%.................................................         12,750                   12,750
MidAmerican notes:
    8.75% Series, due 2002............................................            240                      240
    6.5% Series, due 2001.............................................        100,000                  100,000
    6.375% Series, due 2006...........................................        160,000                        -
    6.4% Series, due 2003 through 2007................................          2,000                    2,000
Obligation under capital lease........................................          1,539                    2,104
Unamortized debt premium and discount, net............................         (1,925)                  (3,192)
                                                                            ---------                ---------
       Total utility..................................................        869,553                  919,211
                                                                            ---------                ---------

Nonregulated subsidiaries notes:
    7.76% Series, due 1999............................................              -                   45,000
    8.52% Series, due 2000 through 2002...............................         70,000                   70,000
    7.0% Series, due 2000 through 2003................................            678                        -
    8.5% Series, due 2000 through 2003................................            332                        -
    7.12% Series, due 2004 through 2010...............................         35,000                        -
                                                                            ---------                ---------
       Total nonregulated subsidiaries................................        106,010                  115,000
                                                                            ---------                ---------
                                                                              975,563   41.4%        1,034,211   41.1%
                                                                           ----------  ------       ----------  ------

TOTAL CAPITALIZATION..................................................     $2,358,272  100.0%       $2,517,260  100.0%
                                                                           ==========  ======       ==========  ======


                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   YEARS ENDED DECEMBER 31
                                                                            -----------------------------------
                                                                              1998         1997         1996
                                                                            ---------    ---------    ---------


BEGINNING OF YEAR....................................................       $ 409,296    $ 440,971    $ 430,589
                                                                            ---------    ---------    ---------

NET INCOME...........................................................         131,318      135,104      131,046
                                                                            ---------    ---------    ---------

DEDUCT (ADD):
Loss on repurchase of common shares..................................          72,470       49,174            -
Dividends declared on common shares of $1.20.........................         113,144      117,605      120,770
Other................................................................               -            -         (106)
                                                                            ---------    ---------    ---------
                                                                              185,614      166,779      120,664
                                                                            ---------    ---------    ---------

END OF YEAR..........................................................       $ 355,000    $ 409,296    $ 440,971
                                                                            =========    =========    =========

The accompanying notes are an integral part of these statements.

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     (A)  COMPANY STRUCTURE:

     MidAmerican Energy Holdings Company (Company or Holdings) is a holding company for MidAmerican Energy Company (MidAmerican), MidAmerican Capital Company (MidAmerican Capital), Midwest Capital Group, Inc. (Midwest Capital) and MidAmerican Realty Services Company (MidAmerican Realty). Prior to December 1, 1996, MidAmerican held the capital stock of MidAmerican Capital and Midwest Capital. Effective December 1, 1996, each share of MidAmerican common stock was exchanged for one share of Holdings common stock. As part of the transaction, MidAmerican distributed the capital stock of MidAmerican Capital and Midwest Capital to Holdings.

     (B)  CONSOLIDATION POLICY AND PREPARATION OF FINANCIAL STATEMENTS:

     The accompanying Consolidated Financial Statements include the Company and its subsidiaries. For 1998, certain nonregulated operations of MidAmerican, which were previously included in Other, Net in the income statements, are presented in nonregulated operations lines. Prior year amounts have been reclassified accordingly. All significant intercompany transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     (C)  REGULATION:

     MidAmerican's utility operations are subject to the regulation of the Iowa Utilities Board (IUB), the Illinois Commerce Commission (ICC), the South Dakota Public Utilities Commission, and the Federal Energy Regulatory Commission
(FERC). MidAmerican's accounting policies and the accompanying Consolidated Financial Statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process.

     Statement of Financial Accounting Standards (SFAS) No. 71 sets forth accounting principles for operations that are regulated and meet certain criteria. For operations that meet the criteria, SFAS 71 allows, among other things, the deferral of costs that would otherwise be expensed when incurred. A possible consequence of the changes in the utility industry is the discontinued applicability of SFAS 71. The majority of MidAmerican's electric and gas utility operations currently meet the criteria of SFAS 71, but its applicability is periodically reexamined. On December 16, 1997, MidAmerican's generation operations serving Illinois were no longer subject to the provisions of SFAS 71 due to passage of industry restructuring legislation in Illinois. Thus, in 1997, MidAmerican was required to write off the regulatory assets and liabilities from its balance sheet related to its Illinois generation operations. The net amount of such write-offs was not material. If other portions of its utility operations no longer meet the criteria of SFAS 71, MidAmerican could be required to write off the related regulatory assets and liabilities from its balance sheet and thus, a material adjustment to earnings in that period could result. The following regulatory assets, primarily included in Other Assets in the Consolidated Balance Sheets, represent probable future revenue to MidAmerican because these costs are expected to be recovered in charges to utility customers (in thousands):

                                                  1998             1997
                                                --------         --------

     Deferred income taxes...................   $148,036         $143,851
     Energy efficiency costs.................     74,509          111,471
     Debt refinancing costs..................     40,233           34,923
     FERC Order 636 transition costs.........          -            9,279
     Environmental costs.....................     23,427           20,417
     Enrichment facilities decommissioning...      8,659            8,781
     Unamortized costs of retired plant .....      3,537            5,771
     Other...................................      7,088            4,796
                                                --------         --------
       Total.................................   $305,489         $339,289
                                                ========         ========

     (D)  REVENUE RECOGNITION:

     Revenues are recorded as services are rendered to customers. MidAmerican records unbilled revenues, and related energy costs, representing the estimated amount customers will be billed for services rendered between the meter-reading dates in a particular month and the end of such month. Accrued unbilled revenues were $79.8 million and $80.2 million at December 31, 1998 and 1997, respectively, and are included in Receivables on the Consolidated Balance Sheets.

     MidAmerican's Illinois and South Dakota jurisdictional sales, or approximately 12% of total retail electric sales, and the majority of its total retail gas sales are subject to adjustment clauses. These clauses allow MidAmerican to adjust the amounts charged for electric and gas service as the costs of gas, fuel for generation or purchased power change. The costs recovered in revenues through use of the adjustment clauses are charged to expense in the same period.

     Commission income from real estate brokerage transactions and related amounts due to agents are recognized upon the signing of the sales contract by all parties. It is the Company's experience that not all sales contracts are consummated. At December 31, 1998, the Company had recorded fees and other receivables of $13.5 million, net of an allowance for contract cancellations of $3.0 million, to reflect open contracts which are unlikely to close.

     Fees related to loan originations are recognized when the related loan is delivered to the third party purchasers. At December 31, 1998, the Company had $13.4 million in fees and other receivables related to undelivered loans for which purchase commitments had been received.

     (E)  DEPRECIATION AND AMORTIZATION:

     MidAmerican's provisions for depreciation and amortization for its utility operations are based on straight-line composite rates. The average depreciation and amortization rates for the years ended December 31 were as follows:

                                      1998     1997     1996
                                      ----     ----     ----

     Electric....................     3.9%     3.8%     3.8%
     Gas.........................     3.4%     3.4%     3.7%

     Utility plant is stated at original cost which includes overhead costs, administrative costs and an allowance for funds used during construction.

     The cost of repairs and minor replacements is charged to maintenance expense. Property additions and major property replacements are charged to plant accounts. The cost of depreciable units of utility plant retired or disposed of in the normal course of business is eliminated from the utility plant accounts and such cost, plus net removal cost, is charged to accumulated depreciation.

     An allowance for the estimated annual decommissioning costs of the Quad Cities Nuclear Power Station (Quad Cities Station) equal to the level of funding is included in depreciation expense. See Note 4(e) for additional information regarding decommissioning costs.

     (F)  INVESTMENTS AND NONREGULATED PROPERTY, NET:

     Investments,   managed   primarily   through  the  Company's   nonregulated
subsidiaries, and nonregulated property, net include the following amounts as of December 31 (in thousands):

                                                    1998             1997
                                                  --------         --------

         Marketable securities.................   $393,584         $467,207
         Equipment leases......................     72,068           73,928
         Nuclear decommissioning trust fund....    116,973           93,251
         Energy projects.......................     17,891           21,180
         Special-purpose funds.................      9,069           10,057
         Real estate...........................     57,867           42,424
         Corporate owned life insurance........     43,945           33,471
         Coal transportation property..........     12,538           14,516
         Communications........................     19,750           10,000
         Security .............................      9,664            8,551
         Other.................................     24,194           24,939
                                                  --------         --------
           Total...............................   $777,543         $799,524
                                                  ========         ========

     Marketable securities generally consist of preferred stocks, common stocks and mutual funds held by MidAmerican Capital. Investments in marketable securities classified as available-for-sale are reported at fair value with net unrealized gains and losses reported as a net of tax amount in Common Shareholders' Equity until realized. Investments in marketable securities that are classified as held-to-maturity are reported at amortized cost. An other-than-temporary decline in the value of a marketable security is recognized through a write-down of the investment to earnings.

     Investments held by the nuclear decommissioning trust fund for the Quad Cities Station units are classified as available-for-sale and are reported at fair value with net unrealized gains and losses reported as adjustments to the accumulated provision for nuclear decommissioning.

     (G)  CONSOLIDATED STATEMENTS OF CASH FLOWS:

     The Company considers all cash and highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash and cash equivalents for purposes of the Consolidated Statements of Cash Flows.

     Net cash provided (used) from changes in working capital, net of effects from discontinued operations was as follows (in thousands):

                                        1998         1997         1996
                                      --------     --------     ---------

     Receivables..................    $  6,230     $ 34,544     $(84,802)
     Inventories..................      (8,680)       4,773       (5,629)
     Other current assets ........     (27,908)      (7,421)       6,732
     Accounts payable.............      26,924      (23,950)      47,751
     Taxes accrued................      14,103       10,375          356
     Interest accrued.............      (6,170)      (6,158)      (2,122)
     Other current liabilities....      27,957       20,810      (16,038)
                                      --------     --------     --------
       Total......................    $ 32,456     $ 32,973     $(53,752)
                                      ========     ========     ========

     (H)  ACCOUNTING FOR LONG-TERM POWER PURCHASE CONTRACT:

     Under a long-term power purchase contract with Nebraska Public Power District (NPPD), expiring in 2004, MidAmerican purchases one-half of the output of the 778-megawatt Cooper Nuclear Station (Cooper). The Consolidated Balance Sheets include a liability for MidAmerican's fixed obligation to pay 50% of NPPD's Nuclear Facility Revenue Bonds and other fixed liabilities. A like amount representing MidAmerican's right to purchase power is shown as an asset.

     Cooper capital improvement costs prior to 1997, including carrying costs, were deferred in accordance with then applicable rate regulation and are being amortized and recovered in rates over either a five-year period or the term of the NPPD contract. Beginning July 11, 1997, the Iowa portion of capital improvement costs is recovered currently from customers and is expensed as incurred. MidAmerican began charging the remaining Cooper capital improvement costs to expense as incurred in January 1997.

     The fuel cost portion of the power purchase contract is included in Cost of Fuel, Energy and Capacity on the Consolidated Statements of Income. All other costs MidAmerican incurs in relation to its long-term power purchase contract with NPPD are included in Other Operating Expenses on the Consolidated Statements of Income.

     See Notes 4(d), 4(e) and 4(f) for additional information regarding the power purchase contract.

     (I)  ACCOUNTING FOR DERIVATIVES:

          1)  Preferred Stock Hedge Instruments:

     The Company is exposed to market value risk from changes in interest rates for certain fixed rate sinking fund preferred and perpetual preferred stocks (fixed rate preferred stocks) included in Investments on the Consolidated Balance Sheets. The Company reviews the interest rate sensitivity of these securities and purchases put options on U.S. Treasury securities (put options) to reduce interest rate risk on preferred stocks. The Company does not purchase or sell put options for speculative purposes. The Company's intent is to substantially offset any change in market value of the fixed rate preferred stocks due to a change in interest rates with a change in market value of the put options.

     The preferred stocks are publicly traded securities and, as such, changes in their fair value are reported, net of income taxes, as a part of Accumulated Other Comprehensive Income, Net in shareholders' equity. Unrealized gains and losses on the associated put options are included in the determination of the fair value of the preferred stocks. The fair value of the put options, including unrealized gains and losses, included in the determination of the fair value of the preferred securities as of December 31, 1998 and 1997, was $2.9 million and $1.9 million, respectively. Realized gains and losses on the put options are included in Realized Gains and Losses on Securities, Net in the Consolidated

Statements of Income in the period the underlying hedged fixed rate preferred stocks are sold. At December 31, 1998, the Company held put options with a notional value of $89.1 million.

          2)  Gas Futures Contracts and Swaps:

     The Company uses gas futures contracts and swap contracts to reduce the volatility in the price of natural gas purchased to meet the needs of its customers. Investments in natural gas futures contracts, which total $0.3 million and $1.6 million as of December 31, 1998 and 1997, respectively, are included in Receivables on the Consolidated Balance Sheets. Gains and losses on gas futures contracts that qualify for hedge accounting are deferred and reflected as adjustments to the carrying value of the hedged item or included in Other Assets on the Consolidated Balance Sheets until the underlying physical transaction is recorded if the instrument is used to hedge an anticipated future transaction. The net gain or loss on gas futures contracts is included in the determination of income in the same period as the expense for the physical delivery of the natural gas. Realized gains and losses on gas futures contracts and the net amounts exchanged or accrued under the natural gas swap contracts are included in Cost of Gas Sold or Nonregulated Costs of Sales consistent with the expense for the physical commodity. Deferred net gains (losses) related to the Company's gas futures contracts are $(1.9) million and $(0.4) million as of December 31, 1998 and 1997, respectively.

     The Company periodically evaluates the effectiveness of its natural gas hedging programs. If a high degree of correlation between prices for the hedging instruments and prices for the physical delivery is not achieved, the contracts are recorded at fair value and the gains or losses are included in the determination of income. At December 31, 1998, the Company held the following hedging instruments:

                                                              Weighted Average
                                             Notional Volume    Market Value
                                                (MMBtu)          (Per MMBtu)
                                             ---------------  ----------------

     Natural Gas Futures (Long).............    6,970,000         $1.857
     Natural Gas Futures (Short)............    7,320,000         $1.854
     Natural Gas Swaps (Variable to Fixed)..   16,322,181
          Weighted average variable price...                      $1.922
          Weighted average fixed price......                      $2.098

          3)  Interest Rate Swap:

     The Company has entered into a 3-year interest rate swap agreement to reduce the impact of changes in interest rates on a $25 million variable rate (LIBOR) revolving credit facility. The swap agreement has a notional value of $12.5 million and effectively changes the interest rate on that portion of the credit facility to a fixed 6.3%.

          4)  New Accounting Pronouncement:

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for the Company on January 1, 2000. SFAS 133 requires an entity to recognize all of its derivatives as either assets or liabilities in its statement of financial position and measure those instruments at fair value. If certain conditions are met, such instruments may be designated as hedges. Changes in the value of hedge instruments would not impact earnings, except to the extent that the instrument is not perfectly effective as a hedge. An entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use in assessing the effectiveness of the derivative. The Company is in the process of evaluating the impact of this accounting pronouncement.

     (J)  GOODWILL:

     The Company's Consolidated Balance Sheets include goodwill related to various acquisitions. The following schedule summarizes the goodwill, net of accumulated amortization, remaining on the Consolidated Balance Sheets as of December 31 (in thousands):

                                              1998          1997
                                            --------      -------

     Natural gas utility operations......   $ 13,925      $14,723
     Real estate brokerage companies.....     74,111            -
     Natural gas marketing companies.....      3,736        4,107
     Security companies..................      8,816        7,763
                                            --------      -------
                                            $100,588      $26,593
                                            ========      =======

     Goodwill is amortized using the straight-line method. Amortization expense included in the Company's Consolidated Statements of Income totaled $2.5 million, $1.4 million and $1.1 million for 1998, 1997 and 1996, respectively. The weighted average remaining life of goodwill as of December 31, 1998, is 34 years.

     (K)  DETAIL OF OTHER COMPREHENSIVE INCOME - INCOME TAXES:

     For fiscal years beginning after December 15, 1997, full sets of general-purpose financial statements are required to display comprehensive income and its components in a financial statement that is displayed with the same prominence as the other financial statements. Comprehensive income refers, in general, to changes in the Company's equity, except those resulting from transactions with shareholders. "Unrealized holding gains (losses)" reflects the overall increase (decrease) in the market value of marketable securities held by the Company as available-for-sale. The "reclassification adjustment" removes any gains (losses) that have been realized from sales of those securities and reflected in the Company's Net Income. The following table shows the income tax expense or benefit related to each component (in thousands):

                                              1998         1997         1996
                                            ---------    ---------    --------
Unrealized holding gains (losses)
  during period
  Before income taxes ..................... $ (14,743)   $ 223,927    $ 1,501
  Income tax (expense)/benefit ............     5,081      (78,289)      (525)
                                            ---------    ---------    -------
                                               (9,662)     145,638        976
                                            ---------    ---------    -------

Less reclassification adjustment
  for realized gains (losses)
  reflected in net income during period
  Before income taxes .....................    11,204        7,787     (4,612)
  Income tax (expense)/benefit ............    (3,921)      (2,722)     1,943
                                            ---------    ---------    -------
                                                7,283        5,065     (2,669)
                                            ---------    ---------    -------
Other Comprehensive Income ................ $ (16,945)   $ 140,573    $ 3,645
                                            =========    =========    =======

(2)  LONG-TERM DEBT:

     The Company's sinking fund requirements and maturities of long-term debt for 1999 through 2003 are $106 million, $134 million, $125 million, $26 million and $106 million, respectively.

     MidAmerican's Variable Rate Pollution Control Revenue Obligations bear interest at rates that are periodically established through remarketing of the bonds in the short-term tax-exempt market. MidAmerican, at its option, may change the mode of interest calculation for these bonds by selecting from among several alternative floating or fixed rate modes. The interest rate shown in the Consolidated Statements of Capitalization is the weighted average interest rate as of December 31, 1998 and 1997. MidAmerican maintains dedicated revolving credit facility agreements or renewable lines of credit to provide liquidity for holders of these issues.

     Substantially all of the former Iowa-Illinois Gas and Electric Company, a predecessor company, utility property and franchises, and substantially all of the former Midwest Power Systems Inc., a predecessor company, electric utility property in Iowa, or approximately 80% of gross utility plant, is pledged to secure mortgage bonds.

(3)  JOINTLY OWNED UTILITY PLANT:

     Under joint plant ownership agreements with other utilities, MidAmerican had undivided interests at December 31, 1998, in jointly owned generating plants as shown in the table below.

     The dollar amounts below represent MidAmerican's share in each jointly owned unit. Each participant has provided financing for its share of each unit. Operating Expenses on the Consolidated Statements of Income include MidAmerican's share of the expenses of these units (dollars in millions).


                           Nuclear                   Coal fired
                           -------   -----------------------------------------
                             Quad           Council
                            Cities   Neal    Bluffs    Neal    Ottumwa  Louisa
                            Units    Unit    Unit      Unit     Unit     Unit
                            No.1&2   No.3    No.3      No.4     No.1     No.1
                           -------   -----  -------   ------   -------  ------
In service date              1972    1975    1978      1979    1981     1983
Utility plant in service   $  242    $127    $298      $161    $210     $530
Accumulated depreciation   $   98    $ 82    $175      $ 92    $109     $252
Unit capacity-MW            1,529     515     675       624     716      700
Percent ownership            25.0%   72.0%   79.1%     40.6%   52.0%    88.0%

(4)  COMMITMENTS AND CONTINGENCIES:

     (A)  CAPITAL EXPENDITURES:

     Utility construction expenditures for 1999 are estimated to be $194 million, including $9 million for Quad Cities Station nuclear fuel. Nonregulated capital expenditures depend upon the availability of investment opportunities and other factors. During 1999, such expenditures are estimated to be approximately $13 million.

     (B)  MANUFACTURED GAS PLANT FACILITIES:

     The United States Environmental Protection Agency (EPA) and the state environmental agencies have determined that contaminated wastes remaining at certain decommissioned manufactured gas plant facilities may pose a threat to the public health or the environment if such contaminants are in sufficient quantities and at such concentrations as to warrant remedial action.

     MidAmerican is evaluating 27 properties which were, at one time, sites of gas manufacturing plants in which it may be a potentially responsible party
(PRP). The purpose of these evaluations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether MidAmerican has any responsibility for remedial action. MidAmerican is currently conducting field investigations at eighteen sites and has conducted interim removal actions at five of the eighteen sites. In addition, MidAmerican has completed investigations and removals at four sites. MidAmerican is continuing to evaluate several of the sites to determine the future liability, if any, for conducting site investigations or other site activity.

     MidAmerican's estimate of probable remediation costs for the sites discussed above as of December 31, 1998, was $24 million. This estimate has been recorded as a liability and a regulatory asset for future recovery. The ICC has approved the use of a tariff rider which permits recovery of the actual costs of litigation, investigation and remediation relating to former MGP sites. MidAmerican's present rates in Iowa provide for a fixed annual recovery of MGP costs. MidAmerican intends to pursue recovery of the remediation costs from other PRPs and its insurance carriers.

     The estimate of probable remediation costs is established on a site specific basis. The costs are accumulated in a three-step process. First, a determination is made as to whether MidAmerican has potential legal liability for the site and whether information exists to indicate that contaminated wastes remain at the site. If so, the costs of performing a preliminary investigation and the costs of removing known contaminated soil are accrued. As the investigation is performed and if it is determined remedial action is required, the best estimate of remediation costs is accrued. If necessary, the estimate is revised when a consent order is issued. The estimated recorded liabilities for these properties include incremental direct costs of the remediation effort, costs for future monitoring at sites and costs of compensation to employees for time expected to be spent directly on the remediation effort. The estimated recorded liabilities for these properties are based upon preliminary data. Thus, actual costs could vary significantly from the estimates. The estimate could change materially based on facts and circumstances derived from site investigations, changes in required remedial action and changes in technology relating to remedial alternatives. In addition, insurance recoveries for some or all of the costs may be possible, but the liabilities recorded have not been reduced by any estimate of such recoveries.

     Although the timing of potential incurred costs and recovery of such costs in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on MidAmerican's financial position or results of operations.

     (C)  CLEAN AIR ACT:

     Following recommendations provided by the Ozone Transport Assessment Group, the EPA, in November 1997, issued a Notice of Proposed Rulemaking which identified 22 states and the District of Columbia as making a significant contribution to nonattainment of the ozone standard in downwind states in the eastern half of the United States. In September 1998, the EPA issued its final rules in this proceeding. Iowa is not subject to the emissions reduction requirements in the final rules, and, as such, MidAmerican's facilities are not currently subject to additional emissions reductions as a result of this initiative.

     On July 18, 1997, the EPA adopted revisions to the National Ambient Air Quality Standards (NAAQS) for ozone and a new standard for fine particulate matter. Based on data to be obtained from monitors located throughout each state, the EPA will determine which states have areas that do not meet the air quality standards (i.e., areas that are classified as nonattainment). If a state has area(s) classified as nonattainment area(s), the state is required to submit a State Implementation Plan specifying how it will reach attainment of the standards through emission reductions or other means. In August 1998, the Iowa Environmental Protection Commission adopted by reference the NAAQS for ozone and fine particulate matter.

     The impact of the new standards on MidAmerican will depend on the attainment status of the areas surrounding MidAmerican's operations and MidAmerican's relative contribution to the nonattainment status. The attainment status of areas in the state of Iowa will not be known for two to three years. However, if MidAmerican's operations are determined to contribute to nonattainment, the installation of additional control equipment, such as scrubbers and/or selective catalytic reduction, on MidAmerican's units could be required. The cost to install such equipment could be significant. MidAmerican will continue to follow the attainment status of the areas in which it operates and evaluate the potential impact of the status of these areas on MidAmerican under the new regulations.

     (D)  LONG-TERM POWER PURCHASE CONTRACT:

     Payments to NPPD cover one-half of the fixed and operating costs of Cooper (excluding depreciation but including debt service) and MidAmerican's share of nuclear fuel cost (including nuclear fuel disposal) based on energy delivered. The debt service portion is approximately $1.5 million per month for 1999 and is not contingent upon the plant being in service. In addition, MidAmerican pays one-half of NPPD's decommissioning funding related to Cooper.

     The debt amortization and Department of Energy (DOE) enrichment plant decontamination and decommissioning component of MidAmerican's payments to NPPD were $14.4 million, $13.8 million and $14.5 million and the net interest component was $2.9 million, $3.8 million and $3.6 million each for the years 1998, 1997 and 1996, respectively.

     MidAmerican's payments for the debt principal portion of the power purchase contract obligation and the DOE enrichment plant decontamination and decommissioning payments are $15.0 million, $15.8 million, $16.6 million, $17.4 million and $18.3 million for 1999 through 2003, respectively.

     (E)  DECOMMISSIONING COSTS:

     Based on site-specific decommissioning studies that include decontamination, dismantling, site restoration and dry fuel storage cost, MidAmerican's share of expected decommissioning costs for Cooper and Quad Cities Station, in 1998 dollars, is $256 million and $242 million, respectively. In Illinois, nuclear decommissioning costs are included in customer billings through a mechanism that permits annual adjustments. Such costs are reflected as base rates in Iowa tariffs.

     For purposes of developing a decommissioning funding plan for Cooper, NPPD assumes that decommissioning costs will escalate at an annual rate of 4.0%. Although Cooper's operating license expires in 2014, the funding plan assumes decommissioning will start in 2004, the anticipated plant shutdown date.

     As of December 31, 1998, MidAmerican's share of funds set aside by NPPD in internal and external accounts for decommissioning was $97.5 million. In addition, the funding plan also assumes various funds and reserves currently held to satisfy NPPD bond resolution requirements will be available for plant decommissioning costs after the bonds are retired in early 2004. The funding schedule assumes a long-term return on funds in the trust of 6.75% annually. Certain funds will be required to be invested on a short-term basis when decommissioning begins and are assumed to earn at a rate of 4.0% annually. NPPD is recognizing decommissioning costs over the life of the power sales contract. MidAmerican makes payments to NPPD related to decommissioning Cooper. These payments are included in MidAmerican's power purchase costs. The Cooper decommissioning component of MidAmerican's payments to NPPD was $7.9 million, $11.3 million and $9.9 million for the years 1998, 1997, and 1996, respectively, and is included in Other Operating Expenses in the Consolidated Statements of Income. Earnings from the internal and external trust funds, which are recognized by NPPD as the owner of the plant, are tax exempt and serve to reduce future funding requirements.

     External trusts have been established for the investment of funds for decommissioning the Quad Cities Station. The total accrued balance as of December 31, 1998, was $117.0 million and is included in Other Liabilities and a like amount is reflected in Investments and represents the fair value of the assets held in the trusts.

     MidAmerican's provision for depreciation included costs for Quad Cities Station nuclear decommissioning of $11.4 million, $9.8 million and $8.6 million for 1998, 1997 and 1996, respectively. The provision charged to expense is equal to the funding that is being collected in rates. The decommissioning funding component of MidAmerican's Illinois and Iowa tariffs assumes decommissioning costs, related to the Quad Cities Station, will escalate at an annual rate of 4.9% and the assumed annual return on funds in the trust is 6.9%. Earnings, net of investment fees, on the assets in the trust fund were $1.7 million, $4.5 million and $3.2 million for 1998, 1997 and 1996, respectively. See Note (14) for information regarding unrealized gains and losses.

     (F)  NUCLEAR INSURANCE:

     MidAmerican maintains financial protection against catastrophic loss associated with its interest in Quad Cities Station and Cooper through a combination of insurance purchased by NPPD (the owner and operator of Cooper) and Commonwealth Edison (ComEd, the joint owner and operator of Quad Cities Station), insurance purchased directly by MidAmerican, and the mandatory industry-wide loss funding mechanism afforded under the Price-Anderson Amendments Act of 1988. The general types of coverage are: nuclear liability, property coverage and nuclear worker liability.

     NPPD and ComEd each purchase nuclear liability insurance for Cooper and Quad Cities Station, respectively, in the maximum available amount of $200 million. In accordance with the Price-Anderson Amendments Act of 1988, excess liability protection above that amount is provided by a mandatory industry-wide program under which the licensees of nuclear generating facilities could be assessed for liability incurred due to a serious nuclear incident at any commercial nuclear reactor in the United States. Currently, MidAmerican's aggregate maximum potential share of such an assessment for Cooper and Quad Cities Station combined is $88.1 million per incident, payable in installments not to exceed $10 million annually.

     The property coverage provides for property damage, stabilization and decontamination of the facility, disposal of the decontaminated material and premature decommissioning. For Quad Cities Station, ComEd purchases primary and excess property insurance protection for the combined interests in Quad Cities, with coverage limits totaling $2.1 billion. For Cooper, MidAmerican and NPPD separately purchase primary and excess property insurance protection for their respective obligations, with coverage limits of $1.375 billion each. This structure provides that both MidAmerican and NPPD are covered for their respective 50% obligation in the event of a loss totaling up to $2.75 billion. MidAmerican also directly purchases extra expense/business interruption coverage for its share of replacement power and/or other extra expenses in the event of a covered accidental outage at Cooper or Quad Cities Station. The coverages purchased directly by MidAmerican, and the property coverages purchased by ComEd, which includes the interests of MidAmerican, are underwritten by an industry mutual insurance company and contain provisions for retrospective premium assessments should two or more full policy-limit losses occur in one policy year. Currently, the maximum retrospective amounts that could be assessed against MidAmerican from industry mutual policies for its obligations associated with Cooper and Quad Cities Station combined, total $11.2 million.

     The master nuclear worker liability coverage, which is purchased by NPPD and ComEd for Cooper and Quad Cities Station, respectively, is an industry-wide guaranteed-cost policy with an aggregate limit of $200 million for the nuclear industry as a whole, which is in effect to cover tort claims of workers in nuclear-related industries as a result of radiation exposure.

     (G)  COAL AND NATURAL GAS CONTRACT COMMITMENTS:

     MidAmerican has entered into supply and related transportation contracts for its fossil fueled generating stations. The contracts, with expiration dates ranging from 1999 to 2003, require minimum payments of $110.2 million, $75.8 million, $28.0 million, $8.1 million and $2.6 million for the years 1999 through 2003, respectively. The Company expects to supplement these coal contracts with spot market purchases to fulfill its future fossil fuel needs.

     MidAmerican has entered into various natural gas supply and transportation contracts for its utility operations. The minimum commitments under these contracts are $57.4 million, $40.1 million, $33.3 million, $18.7 million and $13.7 million for the years 1999 through 2003, respectively, and $60.7 million for the total of the years thereafter.

     (H)  OPERATING LEASE COMMITMENTS:

     The Company has entered into various operating lease agreements covering facilities, computer and transportation equipment. Rental payments on operating leases were $32.6 million for 1998, $20.8 million for 1997, and $21.3 million for 1996. The approximate future minimum annual commitments under all operating leases are

$25.2 million, $21.9 million, $14.4 million, $11.5 million and $7.9 million for the years 1999 through 2003, respectively, and $9.7 million for the total of the years thereafter. Included in the minimum annual commitments are payments to related parties totaling $3.2 million, $2.8 million, $1.6 million, $1.3 million and $1.0 million for the years 1999 through 2003, respectively, and $1.3 million for the total of the years thereafter.

(5)  COMMON SHAREHOLDERS' EQUITY:

     Common shares outstanding changed during the years ended December 31 as shown in the table below (in thousands):


                                         1998                1997                 1996
                                  -----------------   ------------------   ------------------
                                   Amount    Shares    Amount     Shares    Amount    Shares
                                   ------    ------    ------     ------    ------    ------

Balance, beginning of year.....   $753,873   95,301   $801,431   100,752   $801,227   100,752
Changes due to:
  Repurchase of common shares..    (29,295)  (4,099)   (47,444)   (5,451)         -         -
  Stock options................       (168)       -        210         -        623         -
  Capital stock expense  ......        368        -       (289)        -       (419)        -
    Other......................          -        -        (35)        -          -
                                  --------   ------   --------   -------   --------   -------

Balance, end of year...........   $724,778   91,202   $753,873    95,301   $801,431   100,752
                                  ========   ======   ========   =======   ========   =======

(6)  RETIREMENT PLANS:

     The Company has primarily noncontributory defined benefit pension plans covering substantially all employees, except those of MidAmerican Realty.
Benefits under the plans are based on participants' compensation, years of service and age at retirement. Funding is based upon the actuarially determined costs of the plans and the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. MidAmerican has been allowed to recover funding contributions in rates.

     The Company currently provides certain health care and life insurance (postretirement) benefits for retired employees. Under the plans, substantially all of the Company's employees other than those of MidAmerican Realty may become eligible for these benefits if they reach retirement age while working for the Company. However, the Company retains the right to change these benefits anytime at its discretion. MidAmerican expenses postretirement benefit costs on an accrual basis and includes provisions for such costs in rates.

     The Company also maintains noncontributory, nonqualified supplemental executive retirement plans for active and retired participants.

     Net periodic pension, supplemental retirement and postretirement benefit costs includes the following components for the years ended December 31 (in thousands):

                                                    Pension Cost                  Postretirement Cost
                                            ------------------------------   -----------------------------
                                              1998       1997       1996       1998      1997       1996
                                            --------   --------   --------   -------   --------   --------

Service cost..............................  $ 11,284   $ 10,092   $ 12,323   $ 3,558   $  2,680   $ 2,118
Interest cost.............................    29,941     29,623     31,109     9,344      8,822     8,341
Expected return on plan assets............   (42,578)   (37,617)   (33,635)   (3,651)    (2,573)   (1,895)
Amortization of net transition obligation.    (2,591)    (2,591)    (2,591)    5,291      5,291     5,291
Amortization of prior service cost........     1,871      1,871      3,183       650        650         -
Amortization of prior year (gain) loss....    (2,802)    (1,797)       806         -       (298)        -
Regulatory deferral of incurred cost......         -      5,423        568         -      4,888     5,112
                                            --------    -------   --------   -------    -------   -------
Net periodic (benefit) cost...............  $ (4,875)   $ 5,004   $ 11,763   $15,192    $19,460   $18,967
                                            ========    =======   ========   =======    =======   =======

     The pension plan assets are in external trusts and are comprised of corporate equity securities, United States government debt, corporate bonds, and insurance contracts. Postretirement benefit plans assets are in external trusts and are comprised primarily of corporate equity securities, corporate bonds, money market investment accounts and municipal bonds.

     Although the supplemental executive retirement plans had no assets as of December 31, 1998, the Company had Rabbi trusts which held corporate-owned life insurance to provide funding for the future cash requirements. Because these plans are nonqualified, the fair value of these assets is not included in the following table. The cash value of the life insurance policies was $27.2 million and $21.5 million at December 31, 1998 and 1997, respectively.

     The projected benefit obligation and accumulated benefit obligation for the supplemental executive plans were $55.1 million and $49.9 million, respectively, as of December 31, 1998, and $48.6 million and $40.3 million, respectively, as of December 31, 1997.

     The following table presents a reconciliation of the beginning and ending balances of the benefit obligation, fair value of plan assets and the funded status of the aforementioned plans to the net amounts recognized in the Company's Consolidated Balance Sheets as of December 31 (dollars in thousands):

                                                      Pension Benefits       Postretirement Benefits
                                                   ----------------------    -----------------------
                                                     1998          1997         1998         1997
                                                   ---------    ---------    ---------    ---------
Reconciliation of benefit obligation:
Benefit obligation at beginning of year ........   $ 430,043    $ 428,713    $ 127,347    $ 116,505
Service cost ...................................      11,285       10,091        3,558        2,680
Interest cost ..................................      29,941       29,623        9,344        8,822
Participant contributions ......................         127          125        1,404        1,704
Plan amendments ................................           -      (16,211)     (21,607)       8,927
Actuarial (gain) loss ..........................      15,793        8,088        9,463       (3,025)
Benefits paid ..................................     (30,714)     (30,386)      (9,321)      (8,266)
                                                   ---------    ---------    ---------    ---------
    Benefit obligation at end of year ..........     456,475      430,043      120,188      127,347
                                                   ---------    ---------    ---------    ---------

Reconciliation of the fair value of plan assets:
Fair value of plan assets at beginning of year .     483,668      427,828       52,174       36,783
Employer contributions .........................       3,445        6,362       10,095       19,668
Participant contributions ......................         127          125        1,404        1,704
Actual return on plan assets ...................      67,982       79,739        8,741        2,285
Benefits paid ..................................     (30,714)     (30,386)      (9,321)      (8,266)
                                                   ---------    ---------    ---------    ---------
    Fair value of plan assets at end of year ...     524,508      483,668       63,093       52,174
                                                   ---------    ---------    ---------    ---------

Funded status ..................................      68,033       53,625      (57,095)     (75,173)
Unrecognized net loss (gain) ...................    (101,860)     (95,051)      (6,873)     (11,248)
Unrecognized prior service cost ................      19,868       21,739        2,555        8,277
Unrecognized net transition obligation (asset) .     (13,748)     (16,339)      57,543       79,370
                                                   ---------    ---------    ---------    ---------
    Net amount recognized in Holdings'
       Consolidated Balance sheets .............   $ (27,707)   $ (36,026)   $  (3,870)   $   1,226
                                                   =========    =========    =========    =========

Amounts recognized in the Consolidated
  Balance Sheets of Holdings consist of:
Prepaid benefit cost............................   $   4,350    $       -    $       -    $   1,226
Accrued benefit liability.......................     (49,874)     (47,591)      (3,870)           -
Intangible asset................................      17,817       11,565            -            -
                                                   ---------    ---------    ---------    ---------
    Net amount recognized.......................   $ (27,707)   $ (36,026)   $  (3,870)   $   1,226
                                                   =========    =========    =========    =========

                                                  Pension and Postretirement
                                                         Assumptions
                                                  --------------------------

                                                     1998         1997
                                                     ----         ----
Assumptions used were:
Discount rate...................................     6.75%        7.0%
Rate of increase in compensation levels.........     5.0%         5.0%
Weighted average expected long-term
    rate of return on assets....................     9.0%         9.0%

     The postretirement plan was amended on January 1, 1999, increasing the retiree co-payment for prescription drugs. This decrease in benefit obligation is reflected for December 31, 1998.

     For purposes of calculating the postretirement benefit obligation, it is assumed health care costs for covered individuals prior to age 65 will increase by 8.4% in 1999 and that the rate of increase thereafter will decline by 1.0% annually to an ultimate rate of 5.25% by the year 2003. For covered individuals age 65 and older, it is assumed health care costs will increase by 6.0% in 1999 and 5.5% in 2000.

     If the assumed health care trend rates used to measure the expected cost of benefits covered by the plans were increased by 1.0%, the total service and interest cost for 1998 would increase by $2.4 million, and the postretirement benefit obligation at December 31, 1998, would increase by $18.3 million. If the assumed health care trend rates were to decrease by 1.0%, the total service and interest cost for 1998 would decrease by $1.9 million and the postretirement benefit obligation at December 31, 1998, would decrease by $15.3 million.

     The Company sponsors defined contribution pension plans (401(k) plans) covering substantially all employees, including those of MidAmerican Realty. The Company's contributions vary depending on the plan, but are based primarily on each participant's level of contribution and cannot exceed the maximum allowable for tax purposes. The Company's total contributions were $6.8 million, $4.6 million and $4.4 million for 1998, 1997 and 1996, respectively. The increase in contributions in 1998 reflects the addition of the MidAmerican Realty plans.

(7)  STOCK-BASED COMPENSATION PLANS:

     The Company has stock-based compensation arrangements for employees and directors as described below. The Company accounts for these plans under Accounting Principles Board Opinion No. 25 and the related interpretations. The total compensation cost recognized in income for stock-based compensation awards was $0.3 million, $1.3 million, and $0.6 million for 1998, 1997, and 1996, respectively. Had the Company used Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), pro-forma net income for common stock would be $130.9 million, $135.3 million, and $130.9 million, while earnings per share would be $1.39, $1.38, and $1.30 for the years ended 1998, 1997, and 1996 respectively.

     Stock options and performance share awards have been granted pursuant to the MidAmerican Energy Company 1995 Long-Term Incentive Plan (the Plan). Up to four million shares are authorized to be granted under the Plan.

     STOCK OPTIONS - Under the Plan, the Board of Directors granted options to purchase shares of the Company's common stock (the Options) at the fair market value of the shares on the date of the grant. The options granted in 1998 and 1997 vest over a 3-year period at a rate of 33.3% per year and options granted in 1995 and 1996 vest over a 4-year period at a rate of 25% per year. Under the plan, all options expire ten years after the date of grant. Stock option activity for 1998, 1997, and 1996 is summarized as follows:


                                             1998                     1997                      1996
                                     --------------------     ----------------------     ---------------------
                                                  Weighted                  Weighted                  Weighted
                                                   Average                  Average                    Average
                                                  Exercise                  Exercise                  Exercise
                                     Number         Price      Number        Price       Number        Price
                                     -------      --------    --------      --------     -------      --------

Outstanding, beginning of year.      566,666        $15.12     800,000        $14.66     700,000        $14.50
Granted  ......................      289,000        $25.25      46,666        $17.36     100,000        $15.75
Exercised......................      (70,000)       $14.50    (165,000)       $14.58           -           -
Forfeited......................      (10,000)       $17.38    (115,000)       $14.93           -           -
                                     -------                  --------                   -------
Outstanding, end of year.......      775,666        $18.72     566,666        $15.12     800,000        $14.66
                                     =======                  ========                   =======

Exercisable, end of year.......      369,710        $14.70     315,000        $14.54     175,000        $14.50
                                    ========                  ========                   =======

Weighted average fair value of
  options granted during year..               $3.21                     $1.66                     $1.48

     The fair value of the options granted were estimated as of the date of the grant using the Black-Scholes option pricing model. The model assumed:



                                 1998        1997        1996
                               --------    --------    --------

Dividend rate per share..      $  1.20     $  1.20     $  1.20
Expected volatility......        17.52%      16.55%      17.62%
Expected life............      10 Years    10 Years    10 Years
Risk free interest rate..         5.27%       6.14%       6.53%



     The options outstanding at December 31, 1998, have an exercise price range of $14.50 to $25.25, with a weighted average contractual life of 8.27 years.



     PERFORMANCE SHARES - Under the Plan, participants were granted contingent shares of Holdings common stock. The shares are contingent upon the attainment of specified performance measures within a 3-year performance period. During the performance period, the participant is entitled to receive dividends and vote the stock. The stock is vested upon achievement of the performance measures. If the specified criteria is not met within the 3-year performance period, the shares are forfeited. The following table provides certain information regarding contingent performance incentive shares granted under the Plan:



                                               1998       1997       1996
                                             --------   --------   --------
Number of performance shares granted.......    77,441     77,105     68,189
Fair value at date of grant (in thousands).  $  1,645   $  1,335   $  1,176
Weighted average per share amount..........  $21.2372   $17.3125   $17.2500
End of performance period..................   6/30/01    6/30/00    6/30/99

     In addition, the Company granted 1,200 restricted shares to each non-employee director in 1998 and 800 restricted shares to each non-employee director in 1997 and 1996, respectively. Non-employee directors are restricted from disposing of granted shares until such time as they cease to be a director of the company. The following table provides certain information regarding the directors restricted shares granted under the Plan.

                                                 1998       1997       1996
                                               --------   --------   --------

Number of shares granted....................     14,400     11,200     12,000
Fair value at date of grant (in thousands)..   $    295   $    194   $    207
Weighted average price per share amounts....   $20.4658   $17.3125   $17.2500

     EMPLOYEE STOCK OWNERSHIP PLAN - Employees of the Company are allowed to purchase Company stock up to the lesser of 15% of their annual compensation or $25,000 at a 15% discount. The number of shares acquired by employees under the plan were 146,299, 140,943, and 150,899 in 1998, 1997 and 1996, respectively.
The Company acquired shares in the open market for this plan. Participants who purchase shares under the Plan are required to hold purchased shares for 180 days.

     SALES ASSOCIATE STOCK PURCHASE PLAN - Eligible sales associates of MidAmerican Realty are allowed to purchase Company stock at a 15% discount through deductions from commission payments. Each deduction cannot exceed 15% of the commission payment, and the annual aggregate amount cannot exceed $21,250. Associates must hold shares purchased through the plan for 180 days. During 1998, associates purchased 49,794 shares through the plan.

(8)  SHORT-TERM BORROWING:

         Interim financing of working capital needs and the construction program may be obtained from the sale of commercial paper or short-term borrowing from banks. Information regarding short-term debt follows (dollars in thousands):


                                                 1998       1997        1996
                                               --------   --------   --------
Balance at year-end..........................  $364,895   $138,054   $161,990
Weighted average interest rate
  on year-end balance........................      6.1%       5.9%       5.4%
Average daily amount outstanding
  during the year............................  $187,466   $117,482   $151,318
Weighted average interest rate on average
  daily amount outstanding during the year...       5.6%       5.7%       5.5%

     MidAmerican has authority from FERC to issue short-term debt in the form of commercial paper and bank notes aggregating $400 million. As of December 31, 1998, MidAmerican had a $250 million revolving credit facility and lines of credit totaling $90 million and Holdings had lines of credit totaling $145 million. MidAmerican's commercial paper borrowings are supported by the revolving credit facility and the line of credit. As of December 31, 1998, commercial paper and bank notes totaled $206.2 million and $99.1 million for MidAmerican and Holdings, respectively.

     MidAmerican Capital has two unsecured revolving credit facility agreements totaling $114 million which mature March 31, 1999. Borrowings under these agreements may be on a fixed rate, floating rate or competitive bid rate basis. As of December 31, 1998, $34.6 million was borrowed under these facilities. MidAmerican Realty has a $25 million revolving credit facility for which the maximum available credit reduces at least $1.5 million every six months, terminating in November 2003. MidAmerican Realty had drawn down $25 million as of December 31, 1998. All subsidiary long-term borrowings outstanding at December 31, 1998, are without recourse to Holdings.

(9)  RATE MATTERS:

     As a result of a negotiated settlement in Illinois, MidAmerican reduced its Illinois electric service rates by annual amounts of $13.1 million and $2.4 million, effective November 3, 1996, and June 1, 1997, respectively. MidAmerican implemented an additional $0.9 million annual rate reduction for its Illinois residential customers, effective August 1, 1998, in connection with Illinois' electric utility restructuring law.

     On June 27, 1997, the IUB approved a March 1997 settlement agreement between MidAmerican, the Iowa Office of Consumer Advocate (OCA) and other parties. Four major components of the settlement and their status are as follows:

     1) On an annualized basis, prices for residential customers were reduced $8.5 million, $10.0 million and $5.0 million effective November 1, 1996, July 11, 1997, and June 1, 1998, respectively, for a total annual decrease of $23.5 million.

     2) Prices for industrial customers were reduced by $6 million annually and prices for commercial customers were reduced by $4 million annually. MidAmerican was given permission to implement these reductions through a retail access pilot project, negotiated individual contracts and tariffed rate reductions. On January 1, 1999, MidAmerican reduced base rates for certain non-contract commercial customers by approximately $1.5 million annually, subject to IUB approval. Additionally, MidAmerican will make a one-time refund for reductions that were not in place by the June 1, 1998, deadline. The remainder of the commercial and industrial price reductions were achieved through negotiated contracts and a retail access pilot project.

     The negotiated contracts have differing terms and conditions as well as prices. The contracts range in length from five to ten years, and some have price renegotiation and early termination provisions exercisable by either party. The vast majority of the contracts are for terms of seven years or less, although, some large customers have agreed to 10-year contracts. Prices are set as fixed prices; however, many contracts allow for potential price adjustments with respect to environmental costs, government imposed public purpose programs, tax changes, and transition costs. While the contract prices are fixed (except for the potential adjustment elements), the costs MidAmerican incurs to fulfill these contracts will vary. On an aggregate basis the annual revenues under contract are approximately $180 million.

     3) The Iowa energy adjustment clause (EAC) was eliminated. Prior to July 11, 1997, MidAmerican collected fuel costs from Iowa customers on a current basis through the EAC, and thus, fuel costs had little impact on net income. Since then, base rates for Iowa customers include a factor for recovery of a representative level of fuel costs. If the actual per-unit fuel cost varies from that factor, pre-tax earnings are affected. The fuel cost factor was to be reviewed in February 1999 and adjusted prospectively if the actual 1998 fuel cost per unit varied by more than 15% above or below the factor included in base rates. Based on 1998 actual fuel costs, MidAmerican will reduce the fuel cost recovery factor in 1999 base rates. The estimated annual reduction in revenues associated with this adjustment is $1.1 million.

     4) If MidAmerican's annual Iowa electric jurisdictional return on common equity exceeds 12%, an equal sharing between customers and shareholders of earnings above the 12% level begins; if it exceeds 14%, two-thirds of MidAmerican's share of those earnings will be used for accelerated recovery of certain regulatory assets. The agreement precludes MidAmerican from filing for increased rates prior to 2001 unless the return on common equity falls below 9%. Other parties signing the agreement are prohibited from filing for reduced rates prior to 2001 unless the return on common equity, after reflecting credits to customers, exceeds 14%.

     Under a restructuring law enacted in 1997, a similar sharing mechanism is in place for Illinois operations. Two-year average ROE's greater than a two-year average benchmark will trigger an equal sharing of earnings on the excess. The benchmark is a calculation of average 30-year Treasury Bond rates plus 5.5% for 1998 and 1999 and 6.5% for 2000 through 2004. The initial calculation, due March 31, 2000, will be based on 1998 and 1999 results.

(10)  DISCONTINUED OPERATIONS:

     In the third quarter of 1996, the Company announced the discontinuation of certain nonstrategic businesses in support of its strategy of becoming the leading regional energy and complementary services provider. In November of 1996, the Company signed a definitive agreement with KCS Energy, Inc. (KCS) to sell an oil and gas exploration and development subsidiary and completed the sale on January 3, 1997. The Company recorded an after-tax loss of $7.1 million for the disposition in 1996 and an additional $0.9 million in 1997. In October 1997, the Company sold its subsidiary that developed and operated a computerized information system facilitating the real-time exchange of power in the electric industry. The Company recorded a $4.0 million estimated after-tax loss on disposal in the third quarter of 1996 and an additional $3.2 million in September 1997. In addition, in the third quarter of 1996 the Company received a final settlement from the sale of a coal mining subsidiary which was reflected as a discontinued operation by a predecessor company in 1982. The final settlement, which resulted in an after-tax loss of $3.3 million, included the reacquisition of preferred equity by the buyer and the settlement of reclamation reserves.

     Proceeds received from the disposition of the oil and gas subsidiary included $210 million in cash and 870,000 warrants, after a stock split in 1997, to purchase KCS common stock. The warrants were valued at $6 million. Proceeds received from the disposition of the subsidiary that operates a computerized information system for the exchange of power in the electric industry included an unsecured note receivable for $0.7 million and warrants to purchase twenty percent of the acquirer which have been valued at zero. Proceeds received from the disposition of the coal mining subsidiary settlement were $15 million.

     Revenues from discontinued activities, as well as the results of operations and the estimated loss on the disposal of discontinued operations for the years ended December 31 are as follows (in thousands):


                                                1998      1997       1996
                                               ------   --------   --------


         OPERATING REVENUES.................   $    -   $      -   $233,952
                                               ======   ========   ========

         INCOME FROM OPERATIONS
         Income (loss) before income taxes..   $    -   $   (200)  $  1,638
         Income tax benefit (expense).......        -         82        479
                                               ------   --------   --------
         Income (loss) from Operations......   $    -   $   (118)  $  2,117
                                               ======   ========   ========

         LOSS ON DISPOSAL
         Income (loss) before income taxes..   $    -   $(10,106)  $  9,047
         Income tax benefit (expense) ......        -      5,996    (23,879)
                                               ------   --------   --------
         Loss on disposal...................   $    -   $ (4,110)  $(14,832)
                                               ======   ========   ========

(11)  CONCENTRATION OF CREDIT RISK:

     The Company's electric utility operations serve 565,000 customers in Iowa, 85,000 customers in western Illinois and 3,000 customers in southeastern South Dakota. The Company's gas utility operations serve 489,000 customers in Iowa, 65,000 customers in western Illinois, 64,000 customers in southeastern South Dakota and 4,000 customers in northeastern Nebraska. The largest communities served by the Company are the Iowa and Illinois Quad-Cities; Des Moines, Sioux City, Cedar Rapids, Waterloo, Iowa City and Council Bluffs, Iowa; and Sioux Falls, South Dakota. The Company's utility operations grant unsecured credit to customers, substantially all of whom are local businesses and residents. As of December 31, 1998, billed receivables from the Company's utility customers totaled $20.1 million. As described in Note 18, billed receivables related to utility services have been sold to a wholly owned unconsolidated subsidiary.

     MidAmerican Capital has investments in preferred stocks of companies in the utility industry. As of December 31, 1998, the total cost of these investments was $54 million. MidAmerican Capital has an investment in the common stock of McLeodUSA Incorporated, the total cost of which was $44 million at December 31, 1998.

     MidAmerican Capital has entered into leveraged lease agreements with companies in the airline industry. As of December 31, 1998, the receivables under these agreements totaled $33 million.

(12)  PREFERRED SHARES:

     The $5.25 Series Preferred Shares, which were not redeemable prior to November 1, 1998, for any purpose, are subject to mandatory redemption on November 1, 2003 at $100 per share. The $7.80 Series Preferred Shares have sinking fund requirements under which 66,600 shares will be redeemed at $100 per share each May 1, beginning in 2001 through May 1, 2006.

     The total outstanding cumulative preferred stock of MidAmerican not subject to mandatory redemption requirements may be redeemed at the option of the Company at prices which, in the aggregate, total $32.2 million. The aggregate total the holders of all preferred stock outstanding at December 31, 1998, are entitled to upon involuntary bankruptcy is $181.8 million plus accrued dividends. Annual dividend requirements for all preferred stock outstanding at December 31, 1998, total $12.9 million.

     During 1996, MidAmerican redeemed all shares of the $1.7375 Series of preferred stock. The redemptions were made at a premium, which resulted in a charge to net income of $1.6 million.

(13)  SEGMENT INFORMATION:

     In 1998, the Company adopted SFAS 131, "Disclosures About Segments of an Enterprise and Related Information."

     The Company has two reportable operating segments: electric and gas. The electric segment derives most of its revenue from retail sales of regulated electricity to residential, commercial and industrial customers, and sales to other utilities; whereas the gas segment derives most of its revenue from retail sales of regulated natural gas to residential, commercial and industrial customers. The gas segment also earns significant revenues by transporting gas owned by others through its distribution systems. Pricing for electric and gas sales are established separately by regulated agencies; therefore, management also reviews each segment separately to make decisions regarding allocation of resources and in evaluating performance. Common operating costs, interest income, interest expense, income tax expense, and equity in the net loss of investees are allocated to each segment

     The following tables provide certain Company information on an operating segment basis as of and for the years ended December 31 (in thousands):

                                              1998          1997        1996
                                           ----------    ----------  ----------
SEGMENT PROFIT INFORMATION
ELECTRIC:
  Revenues................................ $1,169,810    $1,126,300  $1,099,008
  Depreciation and amortization expense...    156,546       145,931     140,939
  Interest income.........................      4,945         1,820       1,360
  Interest expense........................     66,784        71,138      72,484
  Income tax expense......................     75,831        64,017      90,544
  Equity in the net loss of investees.....       (219)         (161)          -
  Net income..............................    109,539       101,534     119,583
GAS:
  Revenues................................    429,870       536,306     536,753
  Depreciation and amortization expense...     25,665        24,609      23,653
  Interest income.........................      1,169           501         237
  Interest expense........................     14,011        14,412      13,580
  Income tax expense (benefit)............       (800)        9,698      20,023
  Equity in the net loss of investee......        (45)          (32)          -
  Net income..............................       (435)       14,177      28,460
NONREGULATED AND OTHER (a):
  Revenues................................    340,470       306,931     275,443
  Depreciation and amortization...........      6,900         3,436       4,854
  Interest income.........................      3,743         2,997       2,415
  Interest expense........................     11,347        11,785      23,574
  Income tax expense (benefit)............      4,982        (5,325)    (12,145)
  Equity in net income of investees.......      6,039         1,273       2,510
  Net income..............................     26,925        19,784     (16,997)

SEGMENT ASSET INFORMATION
ELECTRIC:
  Total assets............................ $2,891,646    $2,833,256  $3,031,287
  Capital expenditures....................    158,596       128,544     116,243
  Investment in equity method investments.      1,388         1,292           -
GAS:
  Total assets............................    670,862       681,649     730,575
  Capital expenditures....................     34,758        38,388      37,955
  Investment in equity method investments.        256           615           -
Nonregulated and other (a):
  Total assets............................    771,425       763,186     759,986
  Capital expenditures....................     48,213        14,066      55,788
  Investment in equity method investments.     10,171        10,212      17,613

     (a) "Nonregulated and Other" consists of MidAmerican Capital, Midwest Capital, MidAmerican Realty, CBEC Railway and other nonregulated operations and holding company net loss and corporate assets.

     Dividend income related to Holdings common stock held by MidAmerican Capital of $0.5 and $0.4 million for 1998 and 1997, respectively, is included in Nonregulated and Other Net Income above but has been eliminated in Net Income in the Consolidated Statements of Income. In addition, a realized gain of $4.2 million from MidAmerican Capital's sale of such stock to Holdings in 1998 has also been eliminated in Net Income in the Consolidated Statements of Income.

(14)  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments. Tariffs for the Company's utility services are established based on historical cost ratemaking. Therefore, the impact of any realized gains or losses related to financial instruments applicable to the Company's utility operations is dependent on the treatment authorized under future ratemaking proceedings.

     Cash and cash equivalents - The carrying amount approximates fair value due to the short maturity of these instruments.

     Quad Cities Station nuclear decommissioning trust fund - Fair value is based on quoted market prices of the investments held by the fund.

     Marketable securities - Fair value is based on quoted market prices.

     Debt securities - Fair value is based on the discounted value of the future cash flows expected to be received from such investments.

     Equity investments carried at cost - Fair value is based on an estimate of the Company's share of partnership equity, offers from unrelated third parties or the discounted value of the future cash flows expected to be received from such investments.

     Notes payable - Fair value is estimated to be the carrying amount due to the short maturity of these issues.

     Preferred shares - Fair value of preferred shares with mandatory redemption provisions is estimated based on the quoted market prices for similar issues.

     Long-term debt - Fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

     The following table presents the carrying amount and estimated fair value of certain financial instruments as of December 31 (in thousands):


                                                            1998                    1997
                                                 -----------------------  ------------------------
                                                 Carrying      Fair        Carrying       Fair
                                                  Amount       Value        Amount        Value
                                                ----------   ----------   ----------   -----------

Financial Instruments Owned by the Company:
  Equity investments carried at cost ........   $   27,464   $   27,372   $   29,707   $   32,209

Financial Instruments Issued by the Company:
  MidAmerican preferred securities; subject
    to mandatory redemption..................   $   50,000   $   53,317   $   50,000   $   53,650
  MidAmerican-obligated preferred securities;
    subject to mandatory redemption..........   $  100,000   $  102,500   $  100,000   $  104,250
  Long-term debt, including current portion..   $1,081,993   $1,126,010   $1,178,769   $1,214,951

         The amortized cost, gross unrealized gain and losses and estimated fair value of investments in debt and equity securities at December 31 are as follows (in thousands):

                                                       1998
                                  ----------------------------------------------
                                  Amortized   Unrealized   Unrealized    Fair
                                     Cost       Gains        Losses      Value
                                  ---------   ----------   ----------   --------
     Available-for-sale:
       Equity securities.......... $225,857    $214,936    $(15,789)    $425,004
       Municipal bonds............   28,645       2,037          (8)      30,674
       U.S. Government securities.   15,411       1,410           -       16,821
       Corporate securities.......   28,051         698          (4)      28,745
       Cash equivalents...........    6,470           -           -        6,470
                                   --------    --------    --------     --------
                                   $304,434    $219,081    $(15,801)    $507,714
                                   ========    ========    ========     ========

     Held-to-maturity:
       Equity securities.......... $  2,843    $      -    $      -     $  2,843
       Debt securities............   11,837           -           -       11,837
                                   --------    --------    --------     -------
                                   $ 14,680    $      -    $      -     $ 14,680
                                   ========    ========    ========     ========


                                                       1997
                                     Amortized  Unrealized  Unrealized    Fair
                                       Cost      Gains        Losses     Value
                                     ---------  ----------  ----------  --------

     Available-for-sale:
       Equity securities...........   $257,316   $226,747   $(10,522)   $473,541
       Municipal bonds.............     35,217      2,116         (1)     37,332
       U. S. Government securities.     18,753        800         (4)     19,549
       Corporate securities........     13,579        222         (3)     13,798
       Cash equivalents............      9,862          -          -       9,862
                                      --------   --------   --------    --------
                                      $334,727   $229,885   $(10,530)   $554,082
                                      ========   ========   ========    ========
     Held-to-maturity:
       Equity securities...........   $  6,376   $      -   $      -    $  6,376
       Debt securities.............      4,567        345          -       4,912
                                      --------   --------   --------    --------
                                      $ 10,943   $    345   $      -    $ 11,288
                                      ========   ========   ========    ========


     At December 31, 1998, the debt securities held by the Company had the following maturities (in thousands):


                                     Available for Sale       Held to Maturity
                                     --------------------    -------------------
                                       Amortizd     Fair     Amortized     Fair
                                         Cost       Value      Cost        Value
                                       --------    ------    ---------     -----

     Within 1 year.................      1,397      1,397      9,757       9,757
       1 through 5 years...........     21,793     22,852         11          11
       5 through 10 years..........     14,595     15,820      2,069       2,069
       Over 10 years...............     14,891     16,387          -           -

         The proceeds and the gross realized gains and losses on the disposition of investments held by the Company for the years ended December 31, are as follows (in thousands):

                                        1998       1997          1996
                                      --------   --------      --------

     Proceeds from sales...........   $230,804   $211,691      $250,772
     Gross realized gains..........     23,050     14,320         9,920
     Gross realized losses.........    (14,199)    (6,480)       (7,950)

     During 1996, the Company sold a portion of its held-to-maturity securities due to a significant deterioration in the issuer's credit worthiness. Such securities had a carrying value of $4.8 million and proceeds from the sale were $4.3 million.

(15)  INCOME TAX EXPENSE:

     Income tax expense from continuing operations includes the following for the years ended December 31 (in thousands):

                                      1998         1997         1996
                                    --------     --------     --------
     Current
       Federal..................    $ 83,457     $ 91,627     $ 80,165
       State....................      21,396       21,619       22,100
                                    --------     --------     --------
                                     104,853      113,246      102,265
                                    --------     --------     --------
     Deferred
       Federal..................     (12,012)     (29,257)       2,627
       State....................      (5,675)      (8,242)        (264)
                                    --------     --------     --------
                                     (17,687)     (37,499)       2,363

     Investment tax credit, net.      (7,153)      (7,357)      (6,206)
                                    --------     --------     --------
       Total....................    $ 80,013     $ 68,390     $ 98,422
                                    ========     ========     ========

     Included in Deferred Income Taxes in the Consolidated Balance Sheets as of December 31 are deferred tax assets and deferred tax liabilities as follows (in thousands):

                                                  1998            1997
                                                --------        --------
     Deferred tax assets
       related to:
         Investment tax credits...............  $ 52,139        $ 55,998
         Unrealized losses....................     7,391           7,880
         Pensions.............................    15,677          17,339
         Nuclear reserves and decommissioning.    17,715          15,287
         Other................................     8,516           6,464
                                                --------        --------
           Total..............................  $101,438        $102,968
                                                ========        ========

     Deferred tax liabilities
       related to:
         Depreciable property.................  $496,367        $504,594
         Income taxes recoverable
           through future rates...............   198,364         197,877
         Unrealized gains.....................    75,070          81,501
         Energy efficiency....................    27,186          40,902
         Reacquired debt......................    16,385          15,346
         FERC Order 636.......................      (941)          2,857
         Other................................    22,338          16,811
                                                --------        --------
           Total..............................  $834,769        $859,888
                                                ========        ========

     The following table is a reconciliation between the effective income tax rate, before preferred stock dividends of a subsidiary trust, indicated by the Consolidated Statements of Income and the statutory federal income tax rate for the years ended December 31:

                                                     1998       1997      1996
                                                    ------     -----     ------

Effective federal and state
  income tax rate .............................       36%        31%        39%
Amortization of investment tax credit .........        3          3          2
State income tax, net of federal income
  tax benefit .................................       (5)        (4)        (6)
Dividends received deduction ..................        2          2          2
Other .........................................       (1)         3         (2)
                                                     ---        ---        ---
Statutory federal income tax rate .............       35%        35%        35%
                                                     ===        ===        ===

(16)  INVENTORIES:

     Inventories include the following amounts as of December 31 (in thousands):

                                                  1998        1997
                                                 -------    -------

     Materials and supplies, at average cost...  $30,914    $31,425
     Coal stocks, at average cost..............   22,266     14,225
     Gas in storage, at LIFO cost..............   37,306     35,430
     Fuel oil, at average cost.................    1,294      2,344
     Other ....................................    2,991      2,667
                                                 -------    -------
       Total...................................  $94,771    $86,091
                                                 =======    =======

     At December 31, 1998 prices, the current cost of gas in storage was $43.0 million.

(17)  MIDAMERICAN-OBLIGATED   MANDATORILY  REDEEMABLE  PREFERRED  SECURITIES  OF
MIDAMERICAN ENERGY FINANCING I:

     In December 1996, MidAmerican Energy Financing I (the Trust), a wholly owned statutory business trust of MidAmerican, issued 4,000,000 shares of 7.98% Series MidAmerican-obligated mandatorily redeemable preferred securities (the Preferred Securities). The sole assets of the Trust are $103.1 million of MidAmerican 7.98% Series A Debentures due 2045 (the Debentures). There is a full and unconditional guarantee by MidAmerican of the Trust's obligations under the Preferred Securities. MidAmerican has the right to defer payments of interest on the Debentures by extending the interest payment period for up to 20 consecutive quarters. If interest payments on the Debentures are deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon, and MidAmerican may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

     The Debentures may be redeemed by MidAmerican on or after December 18, 2001, or at an earlier time if there is more than an insubstantial risk that interest paid on the Debentures will not be deductible for federal income tax purposes. If the Debentures, or a portion thereof, are redeemed, the Trust must redeem a like amount of the Preferred Securities. If a termination of the Trust occurs, the Trust will distribute to the holders of the Preferred Securities a like amount of the Debentures unless such a distribution is determined not to be practicable. If such determination is made, the holders of the Preferred Securities will be entitled to receive, out of the assets of the trust after satisfaction of its liabilities, a liquidation amount of $25 for each Preferred Security held plus accrued and unpaid distributions.

(18)  SALE OF ACCOUNTS RECEIVABLE:

     In 1997 MidAmerican entered into a revolving agreement, which expires in 2002, to sell all of its right, title and interest in the majority of its billed accounts receivable to MidAmerican Energy Funding Corporation (Funding Corp.), a special purpose entity established to purchase accounts receivable from MidAmerican. Funding Corp. in turn has sold receivable interests to outside investors. In consideration of the sale, MidAmerican received $70 million in cash and the remaining balance in the form of a subordinated note from Funding Corp. In 1998, the revolving balance was reduced to $60 million due to a decline in accounts receivable available for sale. The agreement is structured as a true sale under which the creditors of Funding Corp. will be entitled to be satisfied out of the assets of Funding Corp. prior to any value being returned to MidAmerican or its creditors and, as such, the accounts receivable sold are not reflected on Holdings' Consolidated Balance Sheets. At December 31, 1998, $97.4 million of accounts receivable, net of reserves, was sold under the agreement.

(19)  EARNINGS PER SHARE

     Reconciliation for the Income and Shares of the Basic and Diluted per share computations for income from continuing operations for the years ended December 31 are as follows (in thousands, except per share amounts):


                                               1998                          1997
                                    ---------------------------  ----------------------------
                                                      Per Share                     Per Share
                                    Income    Shares   Amount     Income     Shares   Amount
                                   --------  -------  ---------  --------    ------ ---------
INCOME FROM CONTINUING
   OPERATIONS....................  $131,318                      $139,332
                                   --------                      --------

BASIC EPS
Income Available to Common
   Shareholders..................   131,318   94,038   $1.40     $139,332    98,058    $1.42
                                                       =====                           =====
EFFECT OF DILUTIVE SECURITIES
Stock Options....................         -      171                    -       107
                                   --------   ------             --------    ------
DILUTED EPS
Income Available to Common
   Shareholders..................  $131,318   94,209   $1.39     $139,332    98,165    $1.42
                                   ========   ======   =====     ========    ======    =====

                                                           1996
                                           ------------------------------------
                                                                      Per Share
                                            Income        Shares        Amount
                                           --------       ------      ---------

INCOME FROM CONTINUING OPERATIONS ..       $143,761
                                           --------

BASIC EPS
Income Available to Common
   Shareholders ....................       $143,761       100,752       $1.43
                                                                        =====
EFFECT OF DILUTIVE SECURITIES
Stock Options ......................              -            89
                                           --------       -------

DILUTED EPS
Income Available to Common
   Shareholders ....................       $143,761       100,841       $1.43
                                           ========       =======       =====

(20)  UNAUDITED QUARTERLY OPERATING RESULTS:

                                                                      1998
                                                   ----------------------------------------
                                                     1st        2nd        3rd        4th
                                                   Quarter    Quarter    Quarter    Quarter
                                                   -------    -------    -------    -------
                                                    (In thousands, except per share amounts)

     Operating revenues ........................   $488,148   $407,640   $525,446   $518,916
     Operating income ..........................     77,285     55,572    114,264     33,095
     Income from continuing operations .........     38,733     21,000     53,622     17,963
     Income (loss) from discontinued operations.          -          -          -          -
     Earnings on common stock ..................     38,733     21,000     53,622     17,963

     Earnings per average common share and
       Earnings per average common share
         assuming dilution:
     Income from continuing operations .........   $   0.41   $   0.22   $   0.57   $   0.19
     Income (loss) from discontinued operations.          -          -          -          -
                                                   --------   --------   --------   --------
                                                   $   0.41   $   0.22   $   0.57   $   0.19
                                                   ========   ========   ========   ========

                                                                     1997
                                                   ----------------------------------------
                                                     1st        2nd        3rd        4th
                                                   Quarter    Quarter    Quarter    Quarter
                                                   --------   --------   --------   --------
                                                    (In thousands, except per share amounts)

     Operating revenues ........................   $589,045   $395,580   $446,207   $538,705
     Operating income ..........................     78,487     57,442     99,315     41,482
     Income from continuing operations .........     34,174     24,176     49,705     31,277
     Income (loss)from discontinued operations..       (234)       408     (2,793)    (1,609)
     Earnings on common stock ..................     33,940     24,584     46,912     29,668

     Earnings per average common share and
       Earnings per average common share
         assuming dilution:
     Income from continuing operations .........   $   0.34   $   0.24   $   0.51   $   0.33
     Income (loss) from discontinued operations.          -       0.01      (0.03)     (0.02)
                                                   --------   --------   --------   --------
                                                   $   0.34   $   0.25   $   0.48   $   0.31
                                                   ========   ========   ========   ========

     The quarterly data reflect seasonal variations common in the utility industry.

(21)   OTHER INFORMATION:

         Non-Operating - Other, Net, as shown on the Consolidated Statements of Income includes the following for the years ended December 31 (in thousands):


                                                        1998         1997         1996
                                                       -------     --------     --------

     Gain on sale of assets, net ..................    $ 7,409     $ 10,213     $    974
     Discount on sold receivables .................     (8,716)        (439)           -
     Subservice fee from Funding Corp. ............      1,714          153            -
     Merger costs .................................     (4,243)           -       (8,689)
     Income from equity method investments ........      3,765        1,273        2,510
     Special purpose fund income ..................      2,088        1,989        3,301
     Other-than-temporary declines in value
         of investments and other assets ..........          -       (3,443)     (15,566)
     Energy efficiency carrying charges ...........        197        4,993        3,255
     Gain on sale of cushion gas ..................          -          855        3,182
     Gain (loss) on reacquisition of long-term debt          -         (923)       1,105
     NPPD settlement ..............................          -        2,248            -
     Other ........................................      2,663       (1,028)         147
                                                       -------     --------     --------
     Total ........................................    $ 4,877     $ 15,891     $ (9,781)
                                                       =======     ========     ========

(22)  ACQUISITIONS:

     In 1998, the Company established MidAmerican Realty as a holding company for its real estate brokerage operations. The Company, through MidAmerican Realty, then acquired several real estate brokerage operations and related businesses.

     The Company purchased all of the outstanding capital stock of the following companies: Iowa Realty Co. Inc., Edina Financial Services, Inc., Home Real Estate Company of Omaha and CBS Real Estate Company. Additionally, the Company purchased all assets of J.C. Nichols Residential, Inc. and Nebraska Land Title & Abstract Company. The aggregate cost of these acquisitions was $108 million.

     Each acquisition was accounted for as a purchase business combination. All identifiable assets acquired and liabilities assumed were assigned a portion of the acquisition price equal to their fair value at the date of acquisition. The Company's Consolidated Income Statements reflect the results of operations of the acquired businesses from the date of their respective acquisition dates, which range from May 27, 1998, through September 1, 1998, except for a minor acquisition in December 1998.

     The following selected financial information presents the Company's results of operations on a pro forma basis as if the above entities were acquired on January 1, 1997, adjusted to the accounting basis recognized in recording the purchases (in thousands, except earnings per share amounts):

                                    1998        1997
                                 ----------  ----------

     Revenues...............     $2,094,226  $2,244,998
     Income before
       extraordinary items .        137,524     140,170
     Net income ............        137,524     140,170
     Earnings per share ....           1.46        1.43

(23)  RELATED PARTY TRANSACTIONS:

     Certain officers and employees of MidAmerican Realty were issued shares of common stock in MidAmerican Realty upon its formation, with a corresponding receivable recorded for the fair market value of the stock. The shares carry the same dividend and voting rights as the shares held by the Company. The officers and employees held a 5% interest as of December 31, 1998.

     As certain performance levels are achieved over a five-year period, a portion of the receivable balance is forgiven and considered compensation to the officers and employees. The amount accrued to the allowance for estimated forgiveness and expensed as compensation in 1998 was $0.7 million. The balance of the note receivable, net of allowance, as of December 31, 1998, was $0.8 million. MidAmerican Realty charges interest on the outstanding receivable balance at a rate equal to its average annual borrowing rate.

(24)  SUBSEQUENT EVENT - MERGER:

     On August 11, 1998, a definitive merger agreement was entered into between the Company and CalEnergy Company, Inc. (CalEnergy), a global provider of energy services. On March 12, 1999, the merger transaction was completed, and the Company became an indirect wholly owned subsidiary of CalEnergy, which subsequently changed its name to MidAmerican Energy Holdings Company. In accordance with the merger agreement, each outstanding share of the Company's common stock was converted to the right to receive $27.15 in cash.

REPORT OF INDEPENDENT ACCOUNTANTS


To MidAmerican Energy Holdings Company and Subsidiaries:

We have audited the accompanying consolidated financial statements of MidAmerican Energy Holdings Company and subsidiaries listed in the accompanying index on page 1. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MidAmerican Energy Holdings Company and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.





                                          /s/  PricewaterhouseCoopers LLP
                                         --------------------------------
                                               PricewaterhouseCoopers LLP


Kansas City, Missouri
January 22, 1999, except with respect to Note 24, as to which the date is March 12, 1999